SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2009

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware 19901

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreements.

Our wholly-owned subsidiary, Midwest Racing, Inc., entered into a stock purchase agreement dated January 28, 2009, to sell Memphis Motorsports Park to Gulf Coast Entertainment, L.L.C. Under the terms of the agreement, Midwest Racing, Inc. will sell all of the stock of its wholly-owned subsidiary, Memphis International Motorsports Corporation, the owner of Memphis Motorsports Park, to Gulf Coast Entertainment for $10 million in cash. Gulf Coast Entertainment is the owner of Alabama Motorsports Park, a newly proposed multi-use entertainment complex to be constructed in Mobile, Alabama.

As additional consideration for the purchase, we will receive a two percent non-dilutable interest in Gulf Coast Entertainment and will have an agreement to provide motorsports management services to Alabama Motorsports Park when the facilities become operational.

Closing is expected to take place on or before April 30, 2009 and is subject to financing and customary closing conditions.

Memphis Motorsports Park will continue operations under the ownership of Gulf Coast Entertainment, but will operate under a management agreement with Dover Motorsports.

In connection with securing NASCAR’s approval of the transaction, Dover Motorsports, Inc. is expected to guarantee the obligations of Memphis Motorsports Park under its sanction agreements with NASCAR for the 2009 season.

The management agreements by which Dover Motorsports will manage Memphis Motorsports Park and Alabama Motorsports Park remain to be negotiated and are a condition to closing.

Attached to this filing are the stock purchase agreement and our press release.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1 Stock Purchase Agreement dated January 28, 2009 between Midwest Racing, Inc. and Gulf Coast Entertainment, L.L.C.

99.1 Press Release dated January 30, 2009, issued by Dover Motorsports, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: January 30, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement dated January 28, 2009 between Midwest Racing, Inc. and Gulf Coast Entertainment, L.L.C.

99.1	Press Release dated January 30, 2009, issued by Dover Motorsports, Inc.